AMENDMENT TO

HC CAPITAL TRUST

SERVICES AGREEMENT

AMENDMENT made as of March 31, 2015 and effective as set forth below, between HC Capital Trust (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated June 11, 2014, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and SunGard Investor Services LLC (“Purchaser”) intend to effect a transaction pursuant to that certain Transfer Agreement (the “Transfer Agreement”) entered into by and between an affiliate of Service Provider and SunGard Investment Systems LLC, an affiliate of Purchaser;

WHEREAS, under the terms of the Transfer Agreement, Service Provider and certain of its affiliates will assign and transfer to Purchaser certain assets and liabilities related to Service Provider’s U.S. transfer agency business (the “Transaction”);

WHEREAS, in connection with the Transaction Service Provider seeks to amend the Agreement to delete therefrom (i) those provisions that oblige Service Provider to provide Transfer Agency and ancillary services and (ii) those provisions related to the payment by the Client of fees and expenses related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Effective Date of this Amendment. This Amendment shall be effective as of the consummation of the Transaction.

2.	Amendment to Recitals. The words “transfer agency” are hereby deleted from the recitals of the Agreement.

3.	Amendment to Schedule 2 (Services). Appendix C (Transfer Agency Services) is hereby deleted from Schedule 2 (Services) to the Agreement

4.	Amendment to Schedule 4 (Fee Schedule). The Asset Based Fees in Section 1 of Schedule 4 (Fee Schedule) to the Agreement are hereby deleted and replaced with the following:

Five hundred and six ten-thousandths of one percent (.0506%) of the Funds’ average daily net assets up to $6,000,000,000;

Forty-seven ten-thousandths of one percent (.0047%) of the Funds’ average daily net assets between $6,000,000,000 and $12,000,000,000; and

Two hundred seventy-six ten-thousandths of one percent (.0276%) of the Funds’ average daily net assets in excess of $12,000,000,000.

Also, “AML Fees and Costs” in Section 1 of Schedule 4 (Fee Schedule) to the Agreement are hereby deleted. In addition, Item (x) (NSCC charges and Depository Trust & Clearing Corporation charges) of Section 2(A), and Item (vii) (Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review ) and Item (ix) (Check and payment processing fees) of Section 2(B) are hereby deleted from Schedule 4 (Fee Schedule) to the Agreement.

5.	Amendment to Schedule 6 (Service Standards). The service standards under “Transfer Agency” are hereby deleted from Schedule 6 (Service Standards) of the Agreement.

6.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

7.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HC CAPITAL TRUST		CITI FUND SERVICES OHIO, INC.

By:	/s/ Colette Bergman	By:	/s/ Jay Martin
Name:	Colette Bergman	Name:	Jay Martin
Title:	VP&Treasurer	Title:	President
Date:	3-31-15	Date:	3-31-15